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                                                                    Exhibit 99.4

                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                          IN AND FOR NEW CASTLE COUNTY

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                                :
DAVID REYNOLDSON,               :
                                :
              Plaintiff,        :
                                :          Civil Action No. 18311
     -against-                  :
                                :
INTERMEDIA COMMUNICATIONS       :
INC., DAVID C. RUBERG, PHILIP   :                   FILED
A. CAMPBELL, JOHN C. BAKER,     :
GEORGE F. KNAPP, JACK E.        :             00 SEP 12  P4:05
REICH, MARK K. SHULL, ROBERT    :
M. MANNING, RICHARD A.          :           REGISTER IN CHANCERY
JALKUT, DIGEX, INC. and         :             DIANNE M. KEMPSKI
WORLDCOM, INC.                  :
                                :
              Defendants.       :
                                :
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                             CLASS ACTION COMPLAINT

      Plaintiff, by his attorneys, alleges upon information and belief, except as to paragraph 1 which plaintiff alleges upon knowledge, as follows:

      1. Plaintiff David Reynoldson is a shareholder of defendant Digex, Inc. ("Digex").

      2. Defendant Digex is a Delaware corporation with principal executive offices located at One Digex Plaza, Beltsville, Maryland 20705. Digex provides website hosting services to business and organizations implementing complex, interactive websites and web-based applications.

      3. Defendant Intermedia Communications Inc. ("Intermedia" or the
"Company") is a Delaware corporation with principal executive offices located at One Intermedia Way, Tampa,
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Florida 33647. Intermedia provides integrated communications services, including local, long distance, high-speed date and Internet services, to business and government customers. Intermedia owns approximately 62.0% of Digex's outstanding shares and controls approximately 94.2% of the voting interest in Digex.

      4. Defendant WorldCom, Inc. ("WorldCom") is a Georgia corporation with principal executive offices located at 500 Clinton Center Drive, Clinton, Mississippi 39056. WorldCom provides a broad range of communications, outsourcing, and managed network services world wide. WorldCom regularly conducts business in the State of Delaware.

      5. Defendant David C. Ruberg is the Chairman of Intermedia's Board of Directors and Intermedia's President and Chief Executive Officer. Ruberg is also the Chairman of Digex's Board of Directors.

      6. Defendant Philip A. Campbell is a Director of Intermedia and a Director of Digex.

      7. Defendant John C. Baker is a Director of Intermedia and a Director of Digex.

      8. Defendant George F. Knapp is a Director of Intermedia and a Director of Digex.

      9. Defendant Jack E. Reich is a Director of Digex.

      10. Defendant Mark K. Shull is a Director of Digex and the President and Chief Executive Officer of Digex.


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      11. Defendant Robert M. Manning is a Director of Digex and the Chief
Financial Officer of Intermedia.

      12. Defendant Richard A. Jalkut is a Director of Digex.

      13. The individual defendants, as officers and/or directors of Digex, and Intermedia, as controlling shareholder of Digex, have a fiduciary relationship and responsibility to plaintiff and the other public shareholders of Digex and owe to them the highest obligations of good faith, loyalty, fair dealing, due care and candor.

                            CLASS ACTION ALLEGATIONS

      14. Plaintiff brings this action on his own behalf and as a class action, pursuant to Rule 23 of the Rules of the Court of Chancery, on behalf of all common shareholders of Digex, or their successors in interest, who are being and will be harmed by defendants' actions described below (the "Class"). Excluded from the Class are defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any of defendants.

      15. This action is properly maintainable as a class action because:

            a. The Class is so numerous that joinder of all members is impracticable. There are hundreds of Digex shareholders of record and many more beneficial owners who are located throughout the United States.


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            b. There are questions of law and fact which are common to the
Class, including: whether Intermedia has acted in a manner calculated to benefit itself at the expense of Digex's public shareholders; and whether plaintiff and the other members of the Class would be irreparably damaged if Intermedia is not enjoined from committing the wrongs complained of herein.

            c. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. The claims of plaintiff are typical of the claims of the other members of the Class and plaintiff has the same interests as the other members of the Class. Accordingly, plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class.

            d. Defendants have acted or refused to act on grounds generally applicable to the Class, thereby making appropriate final injunctive relief with respect to the Class as a whole; and

            e. The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying abjudications with respect to individual members of the Class which would establish incompatible standards of conduct for defendants, or abjudications with respect to individual members of the Class which would as a practical matter be dispositive of the interests of the other members not parties to


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the abjudications or substantially impair or impede their ability to protect their interests.

                                CLAIM FOR RELIEF

      16. Digex provides storage for corporate websites, and its clients include Ford Motor Co., J.P. Morgan & Co., and Martha Stewart Living Omnimedia Inc. Intermedia sells basic phone and Internet services, and faces stiff competition from BellSouth Corp. in its primary markets.

      17. In July, 1997, Intermedia bought Digex for approximately $150 million cash, and thereafter sold Digex stock to the investing public in July, 1999 and again in February, 2000. Intermedia currently owns approximately 62.0% of Digex's outstanding shares and controls approximately 94.2% of the voting interest in Digex.

      18. Digex stock has significantly outperformed Intermedia. As recently as August 3, 2000, Digex stock jumped 13% after Digex raised revenue projections for 2000 and 2001. Specifically, Digex announced that second quarter 2000 sales more than tripled, and Digex raised its 2000 sales projections by 10% to $165 million for 2000 and $300 million for 2001, compared to less than $60 million in 1999 sales. Intermedia stock, by contrast has dropped 41 percent this year, and it recently announced that its 2000 sales would be 10 to 15 percent lower than analyst expectations.


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      19. As a result of the decline in the market price of Intermedia's stock and the upswing in the market price of Digex stock, as well as Intermedia's approximately $2.4 billion in debt, the market capitalization of Intermedia as whole ($1.2 billion), was significantly less than Intermedia's stake in Digex ($3.3 billion).

      20. Intermedia hired investment bankers at Bear, Stearns & Co. to explore options for Digex, including a sale. Intermedia received several offers for Digex, including one from Exodus Communications Inc. ("Exodus") at $120 per Digex share, representing a significant premium for Digex stock, which had traded recently in the mid-$80 range.

      21. To rescue Intermedia from its financial woes, however, defendants refused to sell Digex alone and instead insisted that buyers acquire Intermedia instead.

      22. On September 5, 2000, Intermedia and WorldCom jointly announced that the Boards of Intermedia, WorldCom and Digex had each approved a definitive merger agreement whereby WorldCom would acquire all of the outstanding shares of Intermedia common stock for $39 of WorldCom common stock, subject to a collar (the "Merger"). The Merger represents a 70% premium for Intermedia shares based on the closing price before the announcement.

      23. Following the announcement of the merger agreement with WorldCom -- which the Digex Board had approved -- the media


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reported that Intermedia had rejected Exodus' $120 per share offer for Digex alone.

      24. The Merger offers no benefit for Digex or its shareholders.

      25. Intermedia, acting through and/or with the support of the individual defendants, has appropriated for itself the benefits of a transaction that, in reality, represents WorldCom's acquisition of control over Digex. The only reason for WorldCom to do the Merger at all is to acquire Digex.

      26. Defendants have clear and material conflicts of interest and are acting to further their own interests at the expense of Digex's public shareholders.

      27. Intermedia, with the acquiescence of the individual defendants, is engaging in self-dealing and not acting in good faith toward plaintiff and the other members of the Class. By reason of the foregoing, Intermedia, Digex and the individual defendants have breached and are breaching their fiduciary duties to the irreparable harm of the members of the Class.

      28. As a party to the Merger, WorldCom is aware of the breaches of fiduciary duty by Intermedia and the individual defendants, and has thereby aided and abetted in the wrongs complained of herein.

      29. Plaintiff has no adequate remedy at law.


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      WHEREFORE, plaintiff prays for judgment and relief as follows:

      A. Ordering that this action may be maintained as a class action and certifying plaintiff as the Class representative;

      B. Preliminary and permanently enjoining Defendants and all persons acting in concert with them, from proceeding with, consummating or closing the contemplated transaction;

      C. In the event the contemplated transaction is consummated, rescinding it and setting it aside or awarding rescissory damages to the Class;

      D. Directing defendants to account to Class members for their damages sustained as a result of the wrongs complained of herein;

      E. Awarding plaintiff the costs of this action, including a reasonable allowance for plaintiff's attorneys' and experts' fees; and


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      F. Granting such other and further relief as to the Court may seem just and proper.

                                              ROSENTHAL, MONHAIT, GROSS
                                                & GODDESS, P.A.


                                              By: /s/ Carmella P. Keener
                                                 -------------------------------
                                              919 North Market Street
                                              Suite 1401, Mellon Bank Center
                                              Wilmington, Delaware 19899
                                              (302) 656-4433

                                              Attorneys for Plaintiff

OF COUNSEL:

CAULEY & GELLER, LLP
One Boca Place
2255 Glades Road
Suite 421 A
Boca Raton, FL 33431
(561) 750-3000

SHIFFRIN & BARROWAY, LLP
Three Bala Plaza East
Suite 400
Bala Cyawyd, PA 19044
(610) 667-7706


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